                                                                    EXHIBIT 10.7

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                   EXCLUSIVE
                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is made and entered into this 10/th/ day of March, 1995 between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL having an address at 300 Bynum Hall, Chapel Hill, N.C. (hereinafter referred to as University) and Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and having an address at c/o Burr, Egan, Deleage & Co., One Post Office Square, Boston, Massachusetts (hereinafter referred to as Licensee).

                              W I T N E S S E T H

     WHEREAS, University owns and controls the inventions described in U.S. Patent No. 5,292,498 entitled "Method of Treating Lung Disease with Uridine Triphosphates," certain inventions relating to the therapeutic use of phenamil and benzamil for lung disease, and certain inventions relating to the diagnosis of AIDS-related Pneumocysitis carinii pneumonia ("PCP"), lung cancer, and tuberculosis (collectively, the "Inventions"); and

     WHEREAS, the Inventions were developed by Drs. Richard C. Boucher and M. Jackson Stutts (collectively, the "Inventors"), of the University; and

     WHEREAS, Licensee is desirous of producing, using and selling products which include the use of the Inventions and is willing to expend best efforts to do so if it can obtain a license to use the Inventions under the terms and conditions set forth herein; and

     WHEREAS, University desires to facilitate a timely transfer of its information and technology concerning the Inventions for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license; and

     WHEREAS, in the opinion of the University, this transfer can best be accomplished consistent with its mission by affiliation with Licensee;

     NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.   Definitions
     -----------

     1.1. "University Technology" means any unpublished research and development information, unpatented inventions, know-how, clinical data, and technical data in the possession of the University prior to the effective date of this Agreement or which comes into the possession of University during the term of this Agreement which relates to and is necessary for the practice of the Inventions or any Licensed Improvements and which University has the right to provide to Licensee.

     1.2. "Licensed Products" means any method, procedure, product, or component part thereof whose manufacture, sale, or use includes any use of University Technology or is covered by any Valid Claim included in the Patent Rights.

     1.3. "Patent Rights" means any unexpired U.S. patents and/or pending patent applications covering the Inventions or any Licensed Improvements owned or controlled by University prior to or during the term of this Agreement and which University has the right to provide to Licensee, as well as any continuations, continuations in part, divisions, or reissues thereof, and any foreign counterpart of any of the foregoing.

     1.4. "Net Sales Price" means the invoiced sales price, less (i) trade, quantity and cash discounts or rebates actually allowed, (ii) credits or allowances actually given for rejections or returns, (iii) sales, use and value added taxes, and (iv) freight, shipping or other costs of transportation charged to a customer

     In the event any Licensed Product is sold as a component of a combination of functional elements, Net Sales Price for purposes of determining royalty payments on such combination shall be calculated by subtracting from the net sales price of the combination the gross selling price of the inhaler device component (if any) and then multiplying this adjusted net sales price by the fraction A over A+B, in which "A" is the gross selling price of the Licensed Product portion of the combination and "B" is the gross selling price of the other active elements of the combination, including the inhaler device component. For the purposes of this Section 1.4, the term "gross selling price" shall mean the price at which the relevant component was sold separately during the accounting period in which the sale of the combination was made. In the event that there is no separate sale of such above designated Licensed Product, inhaler device, or other active element of the combination during the accounting period in which the sale of the combination was made, Net Sales Price shall be calculated by subtracting from the net sales price of the combination the gross selling price, if available, or the fully allocated cost, if not, of the inhaler device component (if any) and then multiplying this adjusted net sales price by the fraction C over C+D, in which "C" is the fully allocated cost of the Licensed Product portion of such combination and "D" is the fully allocated cost of the other active elements of the combination, including the inhaler device component. The fully allocated cost of a component shall be determined in accordance with conventional cost accounting principles. [CONFIDENTIAL TREATMENT REQUESTED].

     1.5. "Net Sales" means the total Net Sales Price of Licensed Products. Licensed Products will be considered sold when billed out, or when delivered or paid for before delivery, whichever first occurs.

     1.6.    "Licensed Territory" means the entire world.

     1.7. "Licensed Improvements" shall have the meaning set forth in the Sponsored Research Agreement.

     1.8. "Valid Claim" means a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency for which there is no right of appeal or for which the right of appeal is waived.

     1.9. "Sponsored Research Agreement" means the Sponsored Research Agreement attached as Exhibit A.
                      ---------

2.   Grant of License and Term
     -------------------------

     2.1. University grants to Licensee to the extent of the Licensed Territory, an exclusive license (with the right to grant sublicenses) under the Patent Rights and University Technology to make, have made, use and sell Licensed Products, upon the terms and conditions set forth herein.

     2.2. Any license granted herein is exclusive for a term beginning on the date of execution of this Agreement and, unless terminated sooner as herein provided, ending at the expiration of the last to expire patent included in the Patent Rights.

     2.3. Licensee shall not disclose any unpublished University Technology furnished by University pursuant to Paragraph 2.1 above to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made of any such University Technology at any time: (1) with the prior written consent of University, (2) after the same shall have become public through no fault of Licensee, (3) as demonstrated by documentary evidence, if the same was independently developed or discovered by Licensee prior to the time of its disclosure, (4) the same is or was disclosed to Licensee at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with University and having no obligation of confidentiality with respect to such University Technology or (5) the same is required to be disclosed to comply with applicable laws or governmental regulations, provided the University receives prior written notice of such disclosure and that Licensee takes all reasonable and lawful actions to minimize the extent of such disclosure and, if possible, to avoid such disclosure.

     2.4. Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government which arise out of its sponsorship of the research which led to the Inventions or any Licensed Improvements.

3.   License Fee, Milestone Payments, and Royalties
     ----------------------------------------------

     3.1.    (a)    Licensee shall pay to University the following license issue fees:

     Amount of Fee            Description of Technology Licensed
     -------------            ----------------------------------

     .    [CONFIDENTIAL       .    U.S. Patent No. 5,292,498 entitled "Method of
          TREATMENT                Treating Lung Disease with Uridine
          REQUESTED]               Triphosphates."

     .    [CONFIDENTIAL       .    Certain inventions relating to the
          TREATMENT                therapeuticuse of phenamil and benzamil for
                                   lung disease.
     .    REQUESTED]          .    Certain inventions relating to the
                                   diagnosis of AIDS-related Pneumocysitis
                                   carinii pneumonia, lung cancer, and
                                   tuberculosis.

     (b) Licensee will also reimburse the University for properly documented costs (including attorney's fees) arising out of the patenting of the Inventions pursuant to Article 10 of this Agreement.

     (c) Licensee shall pay to University the following milestone payments within thirty (30) days after each milestone is achieved:

     Payment                          Milestone
     -------                          ---------

     [CONFIDENTIAL TREATMENT REQUESTED]

     (d) In partial consideration of the license granted under Section 2.1 of this Agreement, Licensee shall issue to the University a total of Five Hundred Twenty One Thousand shares of Common Stock of the Company, $.001 par value per share.

     (e) Both the license issue fee and the reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder except as may be provided for elsewhere in this Agreement.

     3.2. Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University a running royalty of [CONFIDENTIAL TREATMENT REQUESTED] of all Net Sales of the Licensed Product(s) that are sold by Licensee.

     3.3. After the first commercial sale of a Licensed Product, Licensee agrees to make quarterly written reports to University within 30 days after the first days of each January,

April, July, and October during the life of this Agreement and as of such dates, stating in each such report the number, description, and aggregate Net Selling Prices of Licensed Products sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Article
3.2 hereof. The first such reports shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report.

     3.4. Concurrently with the making of each such report, Licensee shall pay to the University royalties at the rate specified in Article 3.2 of this Agreement on the Licensed Products included therein.

     3.5.    (a)    If in any calendar year during the term of this Agreement,
[CONFIDENTIAL TREATMENT REQUESTED]

             (b)    [CONFIDENTIAL TREATMENT REQUESTED]

     3.6. University may, by written notice to Licensee, terminate this Agreement during any April subsequent to the second anniversary of the first commercial sale of a Licensed Product if Licensee, together with its sublicensees, have not practiced the Invention during each calendar year which precedes each such April to the extent of generating earned payments to University under Section 3.2 and 5.3 of this Agreement in an amount no less than [CONFIDENTIAL TREATMENT REQUESTED].

     3.7. Should this Agreement become effective or terminate or expire during a calendar year, the minimum royalty under paragraph 3.5 for such portion of a year shall be determined by multiplying the minimum royalty set forth in said paragraph for the year in which this Agreement becomes effective, terminates or expire, by a fraction, the numerator of which shall be the number of days during such calendar year for which this Agreement shall be in effect and the denominator of which shall be 365.

     3.8. In the event of default in payment of any payment owing to University under the terms of this Agreement, and if it becomes necessary for University to undertake legal action to collect said payment, Licensee shall pay all legal fees and costs incurred by University in connection therewith.

     3.9. In the event that licensee is legally required to pay license fees or royalties to one or more third parties under patents other than the Patent Rights in order to make, use or sell a Licensed Product, then Licensee shall be entitled to a credit against royalties due University on sales of that Licensed Product in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the royalties paid to such third parties, provided than in no event shall the royalties otherwise due University be reduced by more than [CONFIDENTIAL TREATMENT REQUESTED]. In the event that such third party license fee or royalty payments exceed [CONFIDENTIAL TREATMENT REQUESTED] of the royalties payable to University on sales of that Licensed Product for the quarterly payment period in which such third party license fees or royalties are incurred, the excess shall be carried forward and offset against royalties due to University in successive payment periods. This
Section 3.9 shall apply only to the Licensed Product portion of any combination product, as described in Section 1.4 above.

4.   Diligence Requirements
     ----------------------

     4.1. Licensee shall use its best efforts to proceed diligently with the manufacture and sale of Licensed Products and shall earnestly and diligently offer and continue to offer for sale such Licensed Products, both under reasonable conditions, during the term of this Agreement.

     4.2. In particular, Licensee shall meet the performance milestones set forth in Exhibit B, which is attached hereto.
         ---------

5.   Sub-licenses
     ------------

     5.1. Subject to this Article, Licensee may grant sub-licenses under its rights under Section 2.1 above provided that each sublicense contains a provision that such sub-license and the rights thereby granted are personal to the sub-licensee thereunder and such sub-license cannot be further sub-licensed.

     5.2. Any sub-license granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement.

     5.3. Licensee shall promptly pay University [CONFIDENTIAL TREATMENT REQUESTED] of any royalty income received from any sublicensee in consideration of the grant of sublicense rights pursuant to this Article 5. If non-monetary consideration is so received, then a commercially reasonable monetary value will be assigned for purposes of calculating University's share of sublicense royalty income. Licensee shall retain the entirety of all other payments received from such sublicensees, including without limitation license fees, milestone payments, research and development payments, and payments for the issuance of equity or debt securities of Licensee.

6.   Cancellation
     ------------

     6.1. It is expressly agreed that, notwithstanding the provisions of any other paragraph of this contract, if Licensee should fail to deliver to University any royalty at the time or times that the same should be due to University or if either party should in any material respect violate or fail to keep or perform any covenant, conditions, or undertaking of this Agreement on its part to be kept or perform hereunder, then and in such event the affected party shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to the other party if such party has failed to cure any such breach within 30 days of receipt of written notice from the affected party describing such breach. The right to cure a breach with apply only to the first two breaches properly noticed under terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the affected party to terminate this Agreement upon proper notice.

     6.2. If Licensee should fail to meet performance milestones number 1, 3, 4 or 5 as set forth on Exhibit B, University may terminate this Agreement upon
                       ---------
thirty (30) days written notice to Licensee. If Licensee fails to meet performance milestone number 2 as set forth on Exhibit B, then University may
                                               ---------
revoke the license granted under Section 2.1 with respect to such amiloride analogs upon 30 days prior written notice to Licensee; provided, however, that all other provisions of this Agreement shall remain in full force and effect, including without limitation the licenses to the Patent Rights and University Technology associated with technologies other than such sodium uptake inhibitors.

     6.3. If Licensee should be adjudged bankrupt or enter into a composition with or assignment to its creditors, then in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee.

     6.4. Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney's fees pursuant to Article 3.1 hereof) due or owing at the time of such cancellation or termination.

7.   Disposition of Licensed Products On Hand Upon Cancellation or Termination
     -------------------------------------------------------------------------

     7.1. Upon cancellation of this Agreement or upon termination in whole or in part, Licensee shall provide University with a written inventory of all License Products in process of manufacture, in use or in stock. Except with respect to termination by University for nonpayment of royalties pursuant to Paragraph 6.1, Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination upon conditions most favorable to University that Licensee can reasonably obtain. Licensee will also have the right to complete performance of all contracts executed by Licensee prior to cancellation or termination by University and requiring use of the University Technology, Patent Rights (except in the case of termination by University for nonpayment of royalties pursuant to Paragraph 6.1) or Licensed Products within and beyond said 180-day period provided that the remaining terms of any such contract does not exceed one year.

8.   Use of University's Name
     ------------------------

     8.1. The use of the name of University, or any contraction thereof, in any manner in connection with the exercise of this license is expressly prohibited except with prior written consent of University. The foregoing notwithstanding, Licensee shall have the right to identify the University and to disclose the terms of this Agreement in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Licensee shall have given University at least five (5) days prior written notice of the proposed text of any such identification or disclosure for the purpose of giving University the opportunity to comment on such proposed text.

9.   University Use
     --------------

     9.1. It is expressly agreed that, notwithstanding any provisions herein, University is free to make noncommercial use of university Technology, Patent Rights and Licensed Products for its own research, public service, clinical, teaching and educational purposes without payment of royalties. Furthermore, except as provided in the Sponsored Research Agreement, University shall be free to publish University Technology, as it sees fit.

10.  Patents and Infringements
     -------------------------

     10.1. Licensee shall reimburse University for up to [CONFIDENTIAL TREATMENT REQUESTED] of any properly documented costs incurred to date in relation to patenting the Inventions. As of the effective date of this Agreement, Licensee shall bear the cost of filing and prosecuting U.S. Patent applications and maintenance of issued patents included within the Patent Rights. Such filings and prosecution shall be by counsel of University's choosing but shall be reasonably acceptable to Licensee. University shall keep Licensee advised as to the prosecution of such applications by forwarding to Licensee copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. Licensee shall have the right to advise University as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution.

     10.2. As regards filing of foreign patent applications and maintenance of issued patents corresponding to the U.S. applications described in paragraph
10.2 above, Licensee shall designate that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Licensee shall pay all costs and legal fees associated with the preparation and filings of such designated foreign patent applications and maintenance of issued patents, and such applications shall be in the University's name and by counsel of the University's choosing and reasonably acceptable to Licensee. University may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event University shall be responsible for all costs associated with such non-designated filings. In such event, Licensee shall forfeit its rights under this license in the country or countries where University exercises its option to file such corresponding patent applications.

     10.3. If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. It is understood that any settlement of such actions must be approved by University. Such approval shall not be unreasonably withheld. University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any out of pocket expenses incurred in providing such assistance.

     10.4. If an action is brought against Licensee as described in Section 10.3, Licensee may offset the royalty paid to University in each quarterly royalty period by

[CONFIDENTIAL TREATMENT REQUESTED] of the amount of expenses incurred in that royalty period as a result of such action, said expenses to include costs, attorney's fees, judgments, and all other expenses incident to the infringement action, to a maximum of [CONFIDENTIAL TREATMENT REQUESTED] of the amount otherwise payable to University in that royalty period. Expenses in excess of the amounts due in any royalty period may be carried over into subsequent royalty periods.

     10.5. In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary rights, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. University agrees to cooperation with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action, including joining such action if the University is an indispensable party, provided that Licensee shall reimburse University for its out-of-pocket expenses incurred in providing such assistance. [CONFIDENTIAL TREATMENT REQUESTED].

     10.6. Notwithstanding the foregoing, and in University's sole discretion, University shall be entitled to participate through counsel of its own choosing in any legal action involving the Inventions. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

11.  Waiver
     ------

     11.1. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.  License Restrictions
     --------------------

     12.1. It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirements herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.

13.  Assignments
     -----------

     13.1. This Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns. This Agreement shall not be assignable or otherwise transferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, except that Licensee may assign or otherwise transfer its rights under this Agreement to the following parties without obtaining consent: (1) a successor to Licensee's business, or a successor to that portion of Licensee's business that pertains to the subject matter of the Patent Rights or any University Technology, and (2) any entities controlled by, controlling, or under common control with Licensee.

14.  Indemnity
     ---------

     14.1. Licensee agrees to indemnify, hold harmless and defend University, its officers, employees, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the exercise of this license.

15.  Insurance
     ---------

     15.1. Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Section 14, above. The University shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

16.  Independent Contractor Status.
     -----------------------------

     16.1.   Neither party hereto is an agent of the other for any purpose.

17.  Representations and Warranties
     ------------------------------

     17.1. University represents that as of the Effective Date the entire right, title, and interest in the patent applications or patents comprising the Patent Rights have been assigned to it and that University has the authority to issue licenses under said Patent Rights. University also represents that it has received no notification that the Patent Rights are invalid nor that the exercise by Licensee of the rights granted hereunder will infringe on any patent or other proprietary right of any third party. University makes no warranties that any patent will issue on University Technology or Inventions. University further makes no warranties, express or implied as to any matter whatsoever, including, without limitation, the condition of any invention(s) or product(s), that are subject of this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. University shall not be liability for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of the Inventions of License Products.

     17.2. Paragraph 3.1(d) of this Agreement is made with the University in reliance upon the University's representation to the Company, which the University hereby confirms by execution of this Agreement, that the Common Stock to be received by the University (the "Securities") will be acquired for investment for University's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the University has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the University further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Securities.

     17.3. The University has received all the information that it considers necessary or appropriate for deciding whether to purchase the Securities. The University further represents that it has had sufficient opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

     17.4. The University acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

     17.5. Purchaser understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this regard, the University represents that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Act.

18.  Accounting and Records
     ----------------------

     18.1. Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of University for the purpose of verifying licensee's royalty statements, or Licensee's compliance in other respects with this Agreement. The representative and the University will be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law.

     18.2. Such inspections shall be at the expense of University, unless a variation or error in excess of 2% is discovered in the course of any such inspection, whereupon all costs relating thereto paid by Licensee.

     18.3. Licensee will pay to University within thirty (30) days of receiving notice from University the full amount of any under payment, together with interest thereon at the maximum rate of interest allowed by law.

19.  Compliance with Laws
     --------------------

     19.1. In exercising its rights under this license, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license. Licensee further agrees to indemnify and hold University harmless from and against any costs, expenses, attorney's fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations.

20.  U.S. Manufacture
     ----------------

     20.1. It is agreed that any Licensed Products sold in the United States shall be substantially manufactured in the United States.

21.  Notices
     -------

     21.1. Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given when received by means of confirmed facsimile transmission, recognized national overnight courier, or first-class certified mail to the other party at the appropriate address or facsimile number as set forth below or to such other addresses or facsimile numbers as may be designated in writing by the parties from time to time during the terms of this Agreement.

     UNIVERSITY                                 LICENSEE

Dr. Robert P. Lowman                         H. Jeff Leighton, Ph.D.
Office of Research Services                  President and Chief Executive
CB #4100, 300 Bynum Hall                     Officer
University of North Carolina at Chapel Hill  Inspire Pharmaceuticals, Inc.
Chapel Hill, NC 27599-4100                   c/o Burr, Egan, Deleage & Co.
Ph:  (919) 966-5625                          One Post Office Square
Fax:  (919) 962-0646                         Boston, MA  02110
                                             Ph:  (617) 482-8020
                                             Fax:  (617) 566-0848

                                             With a copy to:

                                             Michael Lytton, Esq.
                                             Palmer & Dodge
                                             One Beacon Street
                                             Boston, MA  02108
                                             Fax:  (617) 227-4420
22.  Governing Laws
     --------------

     22.1. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina.

3.   Complete Agreement
     ------------------

     23.1. Except for the Sponsored Research Agreement, it is understood and agreed between University and Licensee that this Agreement and the Exhibits attached hereto constitute the entire Agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, cancelled, and are null and void and of no effect.

24.  Force Majeure.
     -------------

     24.1. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the nonperforming party uses reasonable commercial efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed. This Article 24 does not apply to the diligence requirements set forth on Exhibit B.
                          ---------

25.  Survival of Terms
     -----------------

     25.1. The provisions of Articles 7, 8, 14, 15, 18, 19 and 22 shall survive the expiration or termination of this Agreement.

     IN WITNESS WHEREOF, both University and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written. The Inventors have likewise indicated their acceptance of the terms hereof by signing below.

THE UNIVERSITY OF NORTH CAROLINA    INSPIRE PHARMACEUTICALS, INC.
AT CHAPEL HILL



By:   /s/ Wayne R. Jones            By:     /s/ H. Jeff Leighton
      -------------------------        --------------------------------
     Wayne R. Jones                    H. Jeff Leighton, Ph.D.
     Vice Chancellor,                  President & Chief Executive
     Business and Finance              Officer

INVENTORS:

    /s/ Richard C. Boucher
-------------------------------
Richard C. Boucher



    /s/ M. Jackson Stutts
-------------------------------
M. Jackson Stutts

                                   EXHIBIT A


                         SPONSORED RESEARCH AGREEMENT

                                   EXHIBIT B

                            DILIGENCE REQUIREMENTS


                      [CONFIDENTIAL TREATMENT REQUESTED]